As filed with the Securities and Exchange Commission on November 9, 2009
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Ladenburg Thalmann Financial Services Inc.
(Exact Name of Registrant as Specified in Its Charter)

Florida	65-0701248
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)
4400 Biscayne Boulevard, 12th Floor
Miami, Florida 33137
(Address of Principal Executive Offices)
LADENBURG THALMANN FINANCIAL SERVICES INC. 2009 INCENTIVE COMPENSATION PLAN
(Full Title of the Plan)
Brett H. Kaufman, Vice President and Chief Financial Officer
Ladenburg Thalmann Financial Services Inc.
4400 Biscayne Boulevard, 12th Floor
Miami, Florida 33137
(212) 409-2000
(Name, Address and Telephone Number, Including Area Code, of Agent For Service)
Copies to:

Brian L. Heller, Esq.	Robert L. Grossman, Esq.
Vice President and Corporate Counsel	Greenberg Traurig, P.A.
Ladenburg Thalmann Financial Services Inc.	1221 Brickell Avenue
4400 Biscayne Blvd., 12th Floor	Miami, Florida 33131
Miami, Florida 33137	(305) 579-0500
(212) 409-2000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of Securities	Amount to be	offering price	aggregate	Amount of
to be registered	Registered(1)	per share(2)	offering price(2)	registration fee
Common Stock, par value $0.0001 per share (reserved for issuance under the Ladenburg Thalmann Financial Services Inc. 2009 Incentive Compensation Plan (the “Plan”)	25,000,000	$0.66 - $0.80	$16,518,400	$921.73

(1)	Pursuant to Rule 416(c) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers additional shares of common stock, par value $0.0001 per share (“Common Stock”), of the registrant as may become issuable under the Plan as a result of a stock split, stock dividend or similar transaction effected without the receipt of consideration that results in an increase in the number of the registrant’s outstanding shares of Common Stock.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to: (i) Rule 457(h) of the Securities Act on the basis of the per share strike prices of $0.80 and $0.77 in respect of 100,000 and 40,000 shares, respectively, of Common Stock registered hereunder that are issuable upon exercise of outstanding options previously granted under the Plan; and (ii) Rule 457(c) of the Securities Act based upon the average of the high and low prices of the Common Stock as reported on the NYSE Amex on November 6, 2009 with respect to an aggregate of 24,860,000 shares of Common Stock registered hereunder and subject to future grants under the Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The information required by Items 1 and 2 of Part I of Form S-8 is omitted from this registration statement in accordance with Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”), and the introductory Note to Part I of Form S-8.
     The documents containing the information specified in Part I of Form S-8 will be provided to participating employees as specified by Rule 428(b) of the Securities Act. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     We hereby incorporate by reference in this registration statement the following documents that we previously filed with the Securities and Exchange Commission, which we refer to as the SEC:
•	our annual report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on March 16, 2009, as amended on April 30, 2009;

•	our Definitive Proxy Statement for our 2009 Annual Meeting of Shareholders, filed with the SEC on July 20, 2009;

•	our quarterly reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009, filed with the SEC on May 8, 2009, August 7, 2009 and November 9, 2009, respectively;

•	our current reports on Form 8-K filed with the SEC on April 1, 2009 and August 26, 2009 (not including any information furnished under Items 2.02, 7.01 or 9.01 of any such Form 8-K); and

•	the description of our common stock contained in our registration statement on Form 8-A (File No. 001-15799) filed with the SEC on April 5, 2000 and any amendments to such registration statement filed subsequently thereto, including any amendment or report filed for the purpose of updating such description.
     Additionally, all documents we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (not including any information furnished under Items 2.02, 7.01 or 9.01 of Form 8-K, which information is not incorporated by reference herein) prior to the filing of a post-effective amendment which indicates that all the securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this registration statement and to be a part of this registration statement from the respective date of filing. Any statement contained in a document incorporated by reference in this registration statement will be modified or superseded for all purposes to the extent that a statement contained in this registration statement or in any other subsequently filed document which is incorporated by reference modifies or replaces the statement. Any statement modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this registration statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
     None.

Item 6. Indemnification of Directors and Officers.
     We are incorporated in the State of Florida and subject to the Florida Business Corporation Act, or the Florida Act. Section 607.0831 of the Florida Act provides that a director is not personally liable for monetary damages to a corporation or any other person for any statement, vote, decision, or failure to act regarding corporate management or policy unless (1) the director breached or failed to perform his or her duties as a director and (2) the director’s breach of, or failure to perform, those duties constitutes (a) a violation of the criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful, (b) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (c) a circumstance under which the liability provisions of Section 607.0834 of the Florida Act are applicable, (d) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct, or (e) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. A judgment or other final adjudication against a director in any criminal proceeding for a violation of the criminal law estops that director from contesting the fact that his or her breach, or failure to perform, constitutes a violation of the criminal law; but does not estop the director from establishing that he or she had reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe that his or her conduct was unlawful.
     Under Section 607.0850 of the Florida Act, a corporation has the power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of the corporation), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, has reasonable cause to believe that his or her conduct was unlawful.
     Also, under Section 607.0850 of the Florida Act, a corporation has the power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.
     The indemnification and advancement of expenses provided pursuant to Section 607.0850 of the Florida Act are not exclusive, and a corporation may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee or agent if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (a) a violation of the criminal law, unless the director, officer, employee or agent had reasonable cause to believe his or her conduct was unlawful; (b) a transaction from which the director, officer, employee or agent derived an improper personal benefit; (c) in the case of a director, a circumstance under which the above liability provisions of Section 607.0834 are applicable; or (d) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.
     Section 607.0850 also provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against the person and incurred by him or her in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of Section 607.0850. We currently maintain such liability insurance for each of our directors and officers.

     Article XI of our articles of incorporation, as amended, and Article VII of our amended and restated bylaws provide for indemnification of our directors and officers to the fullest extent permitted by law, as now in effect or later amended. Article VII of our bylaws provides that expenses incurred by a director or officer in defending a civil or criminal action, suit, or proceeding may be paid by us in advance of a final disposition upon receipt of an undertaking by or on behalf of the director or officer to repay the advanced amount if he or she is ultimately found not to be entitled to indemnification.
     Also, we have entered into indemnification agreements with all of our directors and executive officers whereby we have agreed to indemnify, and advance expenses to, such persons to the fullest extent permitted by applicable law. Each indemnification agreement continues until and terminates upon the later of (i) ten years after the date that the particular indemnified person ceases to serve as one of our directors or officers or (ii) the final termination of all pending proceedings in respect of which such director or executive officer is granted rights of indemnification or advancement of expenses or any proceeding commenced by such indemnified person.
Item 7. Exemption from Registration Claimed.
     Not Applicable.
Item 8. Exhibits.
     See Exhibit Index below.
Item 9. Undertakings.
     (a) The undersigned registrant hereby undertakes:
          (1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
               (i) To include any prospectus required by section 10(a)(3) of the Securities Act;
               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in this registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on this 9th day of November, 2009.

LADENBURG THALMANN FINANCIAL SERVICES INC.
By:	/s/ Brett H. Kaufman
	Name:	Brett H. Kaufman
	Title:	Vice President and Chief Financial Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard J. Lampen, Brian L. Heller and Brett H. Kaufman and each of them, with full power to act without the others, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agents, each acting alone, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard J. Lampen Richard J. Lampen	President, Chief Executive Officer and Director (Principal Executive Officer)	November 9, 2009
/s/ Brett H. Kaufman Brett H. Kaufman	Vice President and Chief Financial Officer (Principal Accounting and Financial Officer)	November 9, 2009
/s/ Henry C. Beinstein Henry C. Beinstein	Director	November 9, 2009
Robert J. Eide	Director	November 9, 2009
/s/ Dr. Phillip Frost Phillip Frost, M.D.	Director	November 9, 2009
/s/ Brian S. Genson Brian S. Genson	Director	November 9, 2009

Signature	Title	Date

Saul Gilinski	Director	November 9, 2009
/s/ Dr. Richard Krasno Dr. Richard Krasno	Director	November 9, 2009
/s/ Howard M. Lorber Howard M. Lorber	Director	November 9, 2009
/s/ Jeffrey S. Podell Jeffrey S. Podell	Director	November 9, 2009
/s/ Richard J. Rosenstock Richard J. Rosenstock	Director	November 9, 2009
/s/ Mark Zeitchick Mark Zeitchick	Director	November 9, 2009

EXHIBIT INDEX

Exhibit
Number	Description
4.1	Articles of Incorporation, filed as Exhibit 3.1 to our Registration Statement on Form SB-2 (File No. 333-31001), filed with the SEC on January 8, 1997 and incorporated by reference herein.

4.2
Articles of Amendment to Articles of Incorporation, dated August 24, 1999, filed as Exhibit 3.2 to our annual report on Form 10-K, filed with the SEC on November 22, 1999 and incorporated by reference herein.

4.3
Articles of amendment to Articles of Incorporation, dated April 3, 2006, filed as Exhibit 3.1 to our quarterly report on Form 10-Q for the quarter ended June 30, 2006, filed with the SEC on July 27, 2006 and incorporated by reference herein.

4.4	Amended and Restated Bylaws, filed as Exhibit 3.2 to our current report on Form 8-K, filed with the SEC on September 21, 2007 and incorporated by reference herein.

5.1	Opinion of Greenberg Traurig, P.A.

10.1
Ladenburg Thalmann Financial Services Inc. 2009 Incentive Compensation Plan (incorporated by reference herein by reference to Exhibit A to our definitive proxy statement on Schedule 14A filed with the SEC on July 20, 2009.)

23.1	Consent of Eisner LLP

23.2	Consent of Greenberg Traurig, P.A. (contained in its opinion filed as Exhibit 5.1 hereto).

24.1	Power of Attorney (contained on signature pages hereto).